Exhibit (d)(1)

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

Processing Office: Universal Life Insurance Company [Metro Office Park, Street 1 Lot 10 Guaynabo, Puerto Rico 00968 Telephone: (787) 706-7337 www.miuniversalpr.com]

OFFICE OF THE COMMISSIONER OF INSURANCE OF PUERTO RICO

This form has been deemed approved effective on March 28, 2022

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This is the entire Contract. This Contract is issued in return for the Contributions to be made to us under this Contract. This Contract becomes effective on the Contract Date. The Annuitant and the Owner must be living on the Contract Date. In this Contract, “we”, “our” and “us” mean Universal Life Insurance Company. “You” and “your” mean the Owner.

We will provide the benefits and other rights pursuant to the terms of this Contract.

RIGHT TO EXAMINE CONTRACT - Not later than fifteen days after you receive this Contract, you may return it to us or to the agent through whom it was purchased. We will cancel it and refund any Contribution you made to us, plus or minus any investment gain or loss which applies to the Variable Investment Options from the date such Contribution was allocated to such Option to the date of cancellation.

Any questions or complaints pertaining to this Contract may be directed to our Processing Office.

UNIVERSAL LIFE INSURANCE COMPANY, a stock life insurance company.

Home Office address: [Metro Office Park Lot 10 3rd Floor, Guaynabo, Puerto Rico]

/s/ Jose Benítez Ulmer	/s/ Josely Vega
Jose Benítez Ulmer	Josely Vega
[President]	[Secretary]

The amount of the Annuity Benefit will be equal to the sum of any Fixed Annuity Benefit. Contract values and benefits based on Separate Account assets are not guaranteed and will decrease or increase with investment experience.

Amounts under this Contract are subject to a Withdrawal Charge schedule detailed in the Specification Page There are waivers to the Withdrawal Charge schedule which are described in Appendix B.

NON-PARTICIPATING

This Contract consists of the cover page, the succeeding Contract pages, the Specification Page, an Endorsement containing provisions applicable to the income tax qualification of your Contract or the provisions specific to Non-Qualified Contracts, and any other Endorsements attached and listed in the Specification Page. This is the entire Contract.

PART I – DEFINITIONS

SECTION 1.01 ANNUITANT

“Annuitant” means the individual shown as such in the Specification Page, or any successor Annuitant.

SECTION 1.02 ANNUITY ACCOUNT VALUE

“Annuity Account Value” means the sum of the amounts held for you in the Variable Investment Options.

SECTION 1.03 ANNUITY BENEFIT

“Annuity Benefit” means a benefit payable by us as described in Part VII.

SECTION 1.04 BUSINESS DAY

“Business Day” means generally any day on which the New York Stock Exchange is open for regular trading and generally ends at 4:00 pm Eastern Time (or as of earlier close of regular trading). If the Securities and Exchange Commission determines the existence of emergency conditions on any day, and consequently, the NYSE does not open, then that day is not a Business Day.

SECTION 1.05 CASH VALUE

“Cash Value” means an amount equal to the Annuity Account Value, less any charges that apply as described in Part VIII and any charges that may apply as described in any applicable Endorsement(s).

SECTION 1.06 CODE

“Code” means the Act Number 1 of January 31, 2011, also known as the “Puerto Rico Internal Revenue for a New Puerto Rico”, as amended at any time, or any corresponding provisions of prior or subsequent Puerto Rico revenue laws. References to the “Code” in this Contract include references to applicable income tax regulations.

SECTION 1.07 CONTRACT

“Contract” means this Contract including the Specification Page, an Endorsement containing provisions applicable to the income tax qualification of your Contract or the provisions specific to Non-Qualified Contracts and any other Endorsement(s) attached hereto. This is the entire Contract.

SECTION 1.08 CONTRACT DATE

“Contract Date” means the earlier of: (a) the date on which the Owner is enrolled under the Contract according to our enrollment procedures, or (b) in conjunction with certain exchanges, the date of enrollment under a Prior Contract, if we agree. The Contract Date is shown in the Specification Page.

SECTION 1.09 CONTRACT DATE ANNIVERSARY

“Contract Date Anniversary” means the last day of the Contract Year unless otherwise stated in the Specification Page. For purposes of any transaction, including the deduction of a charge, provided under the terms and conditions of this Contract, which occurs on a Contract Date Anniversary, if the Contract Date Anniversary is on a non-Business Day, then the Transaction Date for such transaction will be the Business Day immediately preceding the Contract Date Anniversary.

SECTION 1.10 CONTRACT YEAR

“Contract Year” means the twelve-month period starting on (i) the Contract Date and (ii) the same date each subsequent year, unless we agree to another period.

SECTION 1.11 CONTRIBUTION

“Contribution” means a payment made to us under the Contract. See Section 3.01.

SECTION 1.12 EMPLOYER

“Employer” means, if applicable, an employer as defined in an Endorsement attached hereto.

SECTION 1.13 INVESTMENT FUND

“Investment Fund” means a trust or other investment company or a separate class (or series) of shares of a specified trust or investment company where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.14 NON-NATURAL OWNER

“Non-Natural Owner” means an Owner who is not an individual. Benefits thereunder are determined by the age of the Annuitant. If there is an ownership change under a Contract owned by a Non-Natural Owner to an individual, the original Annuitant or Joint Annuitant, if applicable, continues to determine the benefits under the Contract.

SECTION 1.15 OWNER

“Owner” means the person or entity shown as such on the cover page, in the Specification Page, or in any Endorsement and includes any successor Owner.

SECTION 1.16 PLAN

“Plan” means (if applicable, in an Endorsement attached hereto) a retirement savings plan adopted and maintained by an Employer, which the Plan is intended to meet the requirements for qualification under one of the Sections of the Code as specified in the Endorsement.

SECTION 1.17 PRIOR CONTRACT

“Prior Contract” means another contract or certificate issued by us, or one of our affiliates, from which the Owner and we have agreed to transfer amounts to this Contract.

SECTION 1.18 PROCESSING DATE

“Processing Date” means each Contract Date Anniversary.

SECTION 1.19 PROCESSING OFFICE

“Processing Office” means the Universal Life Processing Office shown on the cover page of this Contract, or such other location we may state upon written notice to you.

SECTION 1.20 SEPARATE ACCOUNT

“Separate Account” means any of the Separate Accounts described or referred to in Sections 2.01 and 2.04 and the Specification Page of this Contract.

SECTION 1.21 TRANSACTION DATE

“Transaction Date” means the Business Day we receive at the Processing Office a Contribution or a transaction request providing the information we need. Transaction requests must be in a form acceptable to us.

SECTION 1.22 VARIABLE INVESTMENT OPTION

“Variable Investment Option” means a Separate Account or a subdivision of a Separate Account available under this Contract. A Variable Investment Option may invest its assets in an Investment Fund.

PART II – VARIABLE INVESTMENT OPTIONS

SECTION 2.01 SEPARATE ACCOUNT

We have established the Separate Account(s) and maintain such Account(s) in accordance with the laws of Puerto Rico. Income, realized and unrealized gains and losses from the assets of the Separate Account(s) are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in the Separate Account(s) to support this Contract and other variable annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The Specification Page set forth the Separate Account(s). A Separate Account may be subdivided into Variable Investment Options.

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other liabilities with respect to such Account to another Separate Account or to our general account.

We may, at our discretion, invest Separate Account assets in any investment permitted by applicable law. We may rely conclusively on the opinion of counsel (including counsel in our employ) as to what investments we may make as law permits.

SECTION 2.02 SEPARATE ACCOUNT ACCUMULATION UNITS AND UNIT VALUES

The amount you have in a Variable Investment Option at any time is equal to the number of Accumulation Units you have in that Variable Investment Option multiplied by the Variable Investment Option’s Accumulation Unit Value at that time. “Accumulation Unit” means a unit which is purchased in a Separate Account. “Accumulation Unit Value” means the dollar value of each Accumulation unit in a Separate Account on a given date. (If Variable Investment Options apply as described in Section 2.01, then the terms of this Section 2.02 apply separately to each Variable Investment Option, unless otherwise stated.)

Amounts allocated or transferred to a Separate Account are used to purchase Accumulation Units of that Account. Units are redeemed when amounts are deducted, transferred or withdrawn.

The number of Accumulation Units you have in a Separate Account at any time is equal to the number of Accumulation Units purchased minus the number of Units redeemed in that Account up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Account’s Accumulation Unit Value for that Transaction Date.

We determine Accumulation Unit Values for each Separate Account for each Valuation Period. A “Valuation Period” is each Business Day together with any consecutive preceding non-Business Days. For example, for each Monday which is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

Unless the following paragraph applies, the Accumulation Unit Value for a Separate Account for any Valuation Period is equal to the Accumulation Unit Value for the immediately preceding Valuation Period multiplied by the ratio of values: “(i)” and “(ii)” . Value “(i)” is the value of the Separate Account at the close of business at the end of the current Valuation Period, before any amounts are allocated to or withdrawn from the Separate Account in that Period. Value “(ii)” is the value of the Separate Account at the close of business at the end of the preceding Valuation Period, after all allocations and withdrawals were made for that Period. For this purpose, “value of the Separate Account” means the market value or, where there is no readily available market, the fair value of the assets allocated to the Separate Account, as determined by accepted accounting practices, and applicable laws and regulations.

To the extent the Separate Account invests in Investment Funds, and the assets of the Investment Funds are invested in a class or series of shares of a specified trust or investment company, the Accumulation Unit Value of a Variable Investment Option for any Valuation Period is equal to the Accumulation Unit Value for that Fund on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Fund for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where:

(a)	is the value of the Variable Investment Option’s shares of the related Investment Fund at the end of the Valuation Period (before taking into account any amounts allocated to or withdrawn from the Variable Investment Option for the Valuation Period and after deduction of investment advisory fees and direct operating expenses of the specified trust or investment company; for this purpose, we use the share value reported to us by the specified trust or investment company);

(b)	is the value of the Variable Investment Option’s shares of the related Investment Fund at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);is the Contract Fee (see Section 8.05) for the expenses and risks of the Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.

SECTION 2.03 AVAILABILITY OF VARIABLE INVESTMENT OPTIONS

Section 3.01 describes how Contributions are allocated among Variable Investment Options based on your election among the available Variable Investment Options. Your election is subject to the following:

(a)	If the Contributions are made pursuant to the terms of a Plan, then Variable Investment Options available may be subject to the terms of such Plan, as reported to us by the Owner.

(b)	The available Variable Investment Options on the Contract Date are shown in the Specification Page. We have the right to add Variable Investment Options, to limit the number of Variable Investment Options which you may elect, and to limit or terminate allocations to a Variable Investment Option.

SECTION 2.04 CHANGES WITH RESPECT TO SEPARATE ACCOUNT

In addition to the rights reserved pursuant to subsection (b) of Section 2.03, and Sections 9.01 and 9.02, we have the right, subject to compliance with applicable law, including approval of Contract Owners if required:

(a)	to add Variable Investment Options (or sub-funds of Variable Investment Options) to, or to remove Variable Investment Options (or sub-funds) from the Separate Account, or to add other Separate Accounts;

(b)	to combine any two or more Variable Investment Options or sub-funds thereof;

(c)	to transfer the assets we determine to be the share of the class of contracts to which this Contract belongs from any Variable Investment Option to another Variable Investment Option;

(d)	to operate the Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940, in which case charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against the Separate Account;

(e)	to operate the Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940;

(f)	to deregister the Separate Account under the Investment Company Act of 1940;

(g)	to restrict or eliminate any voting rights as to the Separate Account;

(h)	to cause one or more Variable Investment Options to invest some or all of their assets in one or more other trusts or investment companies;

(i)	to close a Variable Investment Option to Transfers and Contributions.

If the exercise of these rights results in a material change in the underlying investment of a Separate Account, you will be notified of such exercise, as required by law.

A Separate Account or Variable Investment Option which may be added by us as described above may be one with respect to which: (i) there may be periods during which Contributions may be restricted pursuant to the maturity terms of such Separate Account or Investment Fund, (ii) amounts therein may be automatically liquidated pursuant to the investment policy of the Separate Account, and (iii) investments therein may mature. We will have the right to reallocate amounts arising from liquidation or maturity according to your allocation instructions then in effect unless you specify other instructions with respect to such amounts. If no such allocation instructions have been made, the reallocation will be made to a designated Variable Investment Option, or to the next established Separate Account or Investment Fund of the same type as described in this paragraph, if applicable, as specified in the Specification Page.

PART III – CONTRIBUTIONS AND ALLOCATIONS

SECTION 3.01 CONTRIBUTIONS, ALLOCATIONS

You may allocate Contributions to, or transfer among the Variable Investment Options available under this Contract. You need not allocate Contributions to each available Variable Investment Option. You may change the allocation election at any time by sending us the proper form. Allocation percentages must be in whole numbers (no fractions) and must total 100%.

Each Contribution is allocated (after deduction of any charges that may apply) in accordance with the allocation election in effect on the Transaction Date. Contributions made to a Separate Account purchase Accumulation Units in that Account, using the Accumulation Unit Value for that Transaction Date.

SECTION 3.02 LIMITS ON CONTRIBUTIONS

We have the right to accept any Contribution which is less than the minimum amount shown in Appendix A. The Specification Page indicate other Contribution limitations and requirements which may apply. We also have the right, in addition to any such limitations and requirements, upon the advance notice to you shown in the Specification Page, to:

(a)	change such limitations and requirements to apply to Contributions made after the date of such change, and

(b)	discontinue acceptance of Contributions under this Contract with respect to all Contracts or with respect to all Contracts of the same class.

Any change in limitations or discontinuation of Contributions will be implemented to manage the financial risk to the Company in the event market and/or economic conditions decline.

PART IV – TRANSFERS AMONG VARIABLE INVESTMENT OPTIONS

SECTION 4.01 TRANSFER REQUESTS

You may request to transfer all or part of the amount held in a Variable Investment Option to one or more of the other Options. The request must be in a form we accept. All transfers will be made on the Transaction Date. Transfers are subject to the terms of Sections 2.03, 4.02 and our rules in effect at the time of transfer. With respect to a Separate Account, the transfers will be made at the Accumulation Unit Value for that Transaction Date.

SECTION 4.02 TRANSFER RULES

The transfer rules which apply are described in Appendix A and any applicable Endorsements. A transfer request will not be accepted if it involves less than the minimum amount, if any, stated in Appendix A (unless the Annuity Account Value is less than such amount). We have the right to change our transfer rules. Any change will be made upon advance notice to you.

Transfers to a Variable Investment Option will also be subject to the rules of the Investment Fund in which it invests, and in accordance with Sections 5.01, 8.03 and 8.04.

PART V – WITHDRAWALS AND TERMINATION

SECTION 5.01 WITHDRAWALS

Unless otherwise stated in the Specification Page, you may request, pursuant to our procedures then in effect, a withdrawal from the Variable Investment Options before the Maturity Date. The request must be in a form we accept.

On the Transaction Date, we will pay the amount of the withdrawal requested or, if less, the Cash Value. The amount to be paid plus any Withdrawal Charge which applies (see Section 8.01) will be withdrawn on a pro-rata basis from the amounts held for you in the Variable Investment Options, unless you elect otherwise and unless otherwise stated in the Specification Page.

We will not accept a withdrawal request if it involves less than the minimum amount, if any, stated in Appendix A. Further conditions or restrictions may apply if stated in the Specification Page or in an Endorsement attached hereto.

We will withdraw any redemption fee or other charge that an Investment Fund requires us to deduct from your Annuity Account Value. Such amounts, less any applicable processing fee, will be remitted to the Investment Fund. The redemption fee will not exceed the maximum amount that an Investment Fund is permitted to charge under applicable law. Unless otherwise provided in Appendix A. such withdrawals will not be subject to the Withdrawal Charges described under Section 8.01, but may cause Contract termination as provided in Section 5.02.

SECTION 5.02 CONTRACT TERMINATION

Payment of the Death Benefit terminates the Contract. In addition, we reserve the right to terminate this Contract if one or more of the following events occur, unless otherwise specified in any Endorsement or Appendix A. attached hereto:

(a)	A withdrawal is made under Section 5.01 that would result in an Annuity Account Value of an amount less than the minimum amount stated in Appendix A. If no Contributions are made during the last three completed Contract Years and the Annuity Account Value is less than the amount described in (a) above.

(b)	If as a result of the following, your Annuity Account Value is reduced to zero: 1) the deduction of a charge or fee, or 2) the processing of a withdrawal.

PART VI – PAYMENT UPON DEATH

SECTION 6.01 SUCCESSION OF RIGHTS AND THE DEATH BENEFIT

You give us the name of the beneficiary (“Beneficiary”) who is to receive any death benefit (“Death Benefit”) payable because of your death. You may change the Beneficiary during your lifetime and while coverage under the Contract is in force. Any such change must be made in writing. Unless otherwise specified by the Owner, a change will take effect as of the date the written change is signed, whether or not you are living on the date of receipt at our Processing Office. However, we will not be liable as to any payments we make or actions we take before we receive any such change at our Processing Office.

If the Contract is owned by a Non-Natural Owner, any applicable Death Benefit will be based on the death of the Annuitant or Joint Annuitant, if applicable. For purpose of this Section, “you” or “your” refer to the Annuitant when describing the Death Benefit under a Non-Natural Owner Contract.

Whether a party to the Contract has certain rights (including the right to receive the Death Benefit) depends on whether certain parties have been named and whether the Contract Owner and the Annuitant are the same person.

Death of the Annuitant

If the Contract Annuitant(or any Joint Annuitant) and the Owner are not the same person and such Contract Annuitant dies before the Annuitization Date, the “Death Benefit” section does not apply and contractual rights succeed in the following order (subject to the discussion in the second paragraph under “Succession of Rights and the Death Benefit”):

(1) if there is a surviving Joint Annuitant, he/she becomes the new Contract Annuitant;

(2) if there is no surviving Joint Annuitant the Contract Owner can name a new Annuitant in accordance with applicable requirements of Puerto Rico laws.

Death of Contract Owner/Annuitant

If the Contract Owner (or any Joint Owner) and the Annuitant are the same person, and that person dies before the Annuitization Date, the Death Benefit may become payable. Rights to the Death Benefit are determined in the following order:

(1) If there is a surviving Joint Owner, no death benefit is payable and the contract continues until the death of the Joint Owner;

(1) if there is no surviving Joint Owner, the Beneficiary(ies) are entitled to the Death Benefit;

(2) if there is no surviving Joint Owner or Beneficiary(ies), then the Contingent Beneficiary(ies) are entitled to the Death Benefit;

(3) if there is no surviving Contingent Beneficiary(ies), then the last surviving Contract Owner’s estate is entitled to the Death Benefit.

Death of Owner

If the Contract Owner dies, the Death Benefit becomes payable. If there is no Joint Owner and the Annuitant and the Owner are not the same person, and the Owner dies before the Annuitization Date, then rights to the Death Benefit are determined in the following order:

(1) the Beneficiary(ies), if they survive the Owner;

(2) the Contingent Beneficiary(ies), if they survive the Owner;

(3) the last surviving Contract Owner’s estate.

Death Benefit Payment

The Death Benefit is only payable if the Owner Annuitant dies before the Annuitization Date. Prior to paying the Death Benefit and subject to the discussion in the second paragraph under “Succession of Rights and the Death Benefit”, Universal Life must receive in writing at its home office in Guaynabo, Puerto Rico the following three items: (1) proper proof of the Owner’s death; (2) an election specifying the method of Surrender; and (3) Puerto Rico required forms (including any required under Puerto Rico estate tax laws and regulations).

Universal Life will accept any one of the following as proper proof of the Owners death:

(1) a certified copy of the death certificate;

(2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(3) a written statement by a medical doctor who attended the deceased Annuitant; or

(4) any other proof Universal Life finds acceptable.

The Beneficiary must elect a method of Surrender that complies with any applicable United States Internal Revenue Code requirements and any applicable requirements of Puerto Rico law.

The Beneficiary may elect to receive the Death Benefit in the form of:

(1) spousal continuation (if applicable);

(2) a lump sum distribution;

(2) an annuity payment; or

(3) any distribution that is permitted by Puerto Rico and federal regulations and is acceptable to Universal Life.

The Death Benefit payment will be made or will commence within 30 days after receipt of proof of death and notification of the election on how to receive the Death Benefit.

Standard Death Benefit

The dollar amount of the Death Benefit is equal to the Contract Value.

SECTION 6.02 PAYMENT UPON DEATH

Upon receipt of notification of your death, if we have not received the required documents described above, your Contract will continue to remain invested in the Variable Investment Options and no transactions will be permitted.

Unless otherwise specified in the Specification Page attached hereto, the amount of the Death Benefit is equal to the Annuity Account Value on the Payment Transaction Date.

PART VII – ANNUITY BENEFITS

SECTION 7.01 ELECTION OF ANNUITY BENEFITS

On any date which is thirteen months or more after the Contract Date, you may apply all or any portion of the Annuity Account Value to a form of traditional Annuity Benefit we offer under our then current rules as described in Section 7.04. This is your “Annuity Commencement Date”.

As of the Maturity Date the Annuity Account Value will be applied to provide for the Normal Form of Annuity Benefit (described below). However, you may instead elect (i) to have the Cash Value paid in a single sum that will not be less than the minimum benefits required by the applicable Interstate Insurance Product Regulation Commission Uniform Standard, (ii) to apply the Annuity Account Value or Cash Value, whichever applies pursuant to the first paragraph of Section 7.05, to provide an Annuity Benefit of any form offered by us or one of our affiliated life insurance companies, or (iii) to apply the Cash Value to provide any other form of benefit payment we offer and applicable laws and regulations. Unless otherwise stated in an Endorsement, at the time an Annuity Benefit is purchased, we will terminate the Contract and issue a supplementary contract which reflects the Annuity Benefit terms. We will grant a paid-up Annuity Benefit that complies with the applicable Interstate Insurance Product Regulation Commission Uniform Standard.

We will provide notice and election forms to you not more than six months before the Maturity Date.

We will have the right to require you to furnish any information we need to provide an Annuity Benefit. We will be fully protected in relying on such information and need not inquire as to its accuracy or completeness.

SECTION 7.02 ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly to you. If you are not the Annuitant, payments will be made to you, as the Owner. You may elect instead to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly or as otherwise stated in the Specification Page or any Endorsement attached hereto. This election may be made at the time the Annuity Benefit form as described in Section 7.04 is elected. In that event, all references in this Contract to monthly payments, with respect to the Annuity Benefit to which the election applies, will be deemed to mean payments at the frequency elected.

SECTION 7.03 ANNUITY BENEFIT FORMS

The “Normal Form” of Annuity Benefit is the Life-Period Certain Annuity Form described below, unless another form of annuity is determined to be the Normal Form of Annuity pursuant to the terms of the Plan, if applicable, and/or the requirements of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, or any other law that applies.

The Life-Period Certain Annuity is an annuity that is payable during the lifetime of the person upon whose life the payments depend, but with a maximum of 10 years of payments guaranteed (10 years certain period). That is, if the original payee dies before the certain period has ended, payments will continue to the Beneficiary named to receive such payments for the balance of the certain period.

We may offer other traditional annuity forms as available from us or from one of our affiliated life insurance companies. Such a form may, for example, include the Joint and Survivor Life Annuity Form which provides monthly payments while either of two persons upon whose lives such payments depend is living. The monthly amount to be continued when only one of the persons is living will be equal to a percentage, as elected, of the monthly amount that was paid while both were living.

We may also offer alternate forms of Annuity Benefits under an Endorsement attached to this Contract, if applicable.

SECTION 7.04 AMOUNT OF ANNUITY BENEFITS

If you elect pursuant to Section 7.01 to have an Annuity Benefit paid in lieu of the Cash Value, then the amount applied to provide the Annuity Benefit will, unless otherwise stated in the Specification Page or required by applicable laws or regulations, be (i) the Annuity Account Value if the annuity form elected provides payments for a person’s remaining lifetime or (ii) the Cash Value if the annuity form elected does not provide such lifetime payments.

The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes which apply on annuity purchase payments. If we have previously deducted charges for taxes from Contributions, we will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of either (i) the Tables of Guaranteed Annuity Payments or (ii) our then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee. The Tables of Guaranteed Annuity Payments are shown in Appendix C.

The Annuity Benefit at the time of commencement will not be less than that which would be provided by the application of an amount to purchase any single consideration immediate annuity contract of the same form of annuity offered by us at the time to the same class of Annuitants. The amount applied to provide a life contingent annuity payout option will be the Annuity Account Value.

SECTION 7.05 CONDITIONS FOR PAYMENT

We may require proof acceptable to us that the person on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any such person on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

Misstatement of Age

If the age (or sex, if applicable as stated in the Tables of Guaranteed Annuity Payments) of any person upon whose life an Annuity Benefit depends has been misstated, any benefits will be those which would have been purchased at the correct age (or sex). Any overpayments or underpayments made by us will be charged or credited with interest at 6% or the then current Guaranteed Interest Rate; we will choose which rate will apply on a uniform basis for like Contracts. Such interest which will not exceed a rate of 6% will be deducted from or added to future payments.

If we receive acceptable proof that (i) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. In the case of a minor, the payments will not exceed $200, or such other amount as may be shown in the Specification Page. We will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than the minimum amount stated in the Specification Page, we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

SECTION 7.06 CHANGES

We have the right, upon advance notice to you, to change at any time after the fifth anniversary of the Contract Date and at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments for new Contributions. The effective date that applies to each set of purchase rates will be indicated. However, no such change will apply to (a) any Annuity Benefit provided before the change or (b) Contributions made before such change which are applied to provide an Annuity Benefit.

PART VIII – CHARGES

SECTION 8.01 WITHDRAWAL CHARGES

The amount of the Withdrawal Charge is stated in the Specification Page. We have the right to change the Charge shown in the Specification Page with respect to future Contributions, subject to any maximum stated in the Specification Page. We will give you notice of any change.

If specified in the Specification Page, a “Free Withdrawal Amount” will apply as follows:

“Free Withdrawal Amount” means an amount equal to 10% of the Annuity Account Value, minus the total of all prior withdrawals (and associated Withdrawal Charges) made as described in Section 5.01 in the current Contract Year that may be withdrawn each Contract Year without incurring a Withdrawal Charge. We have the right to change the Free Withdrawal Amount, but it will always be a percentage between 5% and 30% if so provided in the Specification Page.

If the amount of a withdrawal made under Part V is more than the Free Withdrawal Amount (defined above), we will (a) first withdraw from the Variable Investment Options, on the basis described in Section 5.01, an amount equal to the Free Withdrawal Amount, and (b) then withdraw from the Variable Investment Options an amount equal to the excess of the amount requested over the Free Withdrawal Amount, plus a Withdrawal Charge if one applies.

For purposes of this Section, amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of any Contributions.

In addition, your years of participation under the Prior Contract or years since Contributions were made under the Prior Contract, if applicable, may be included for purposes of determining the Withdrawal Charge, if so specified in the Specification Page.

If specified in the Specification Page we have the right to reduce or waive the Withdrawal Charge upon such events as stated in the Specification Page. Moreover, the Withdrawal Charge will be reduced if needed in order to comply with any standards under the Interstate Insurance Product Regulation Commission (ICC)

SECTION 8.02 ADMINISTRATIVE AND OTHER CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE

As of each Processing Date, we will deduct Administrative Charges or other Charges related to the administration and/or distribution of this Contract from the Annuity Account Value. Such Charges are shown in the Specification Page.

If specified in the Specification Page, the Charges will be deducted in full or prorated for the Contract Year, or portion thereof, in which the Contract Date occurs or in which the Annuity Account Value is withdrawn or applied to provide an Annuity Benefit or Death Benefit. If so, the Charges will be deducted when withdrawn or so applied.

The amount of any such Charge will in no event exceed any maximum amount shown in the Specification Page, subject to any maximum amount permitted under any applicable law.

We have the right to change the amount of the Charges with respect to future Contributions. We will give you advance notice of any such change.

SECTION 8.03 TRANSFER CHARGES

We have the right to impose a charge with respect to any transfer among Variable Investment Options after the number of free transfers shown in the Specification Page. The amount of such charge will be set forth in a notice from us to you and will in no event exceed any maximum amount stated in Appendix A..

SECTION 8.04 INVESTMENT FUND REDEMPTION FEE

We reserve the right to charge your Annuity Account Value for any redemption fee or other transfer charge imposed by an Investment Fund. Such amounts will be withdrawn from your Annuity Account Value as described in Section 5.01.

SECTION 8.05 CONTRACT FEE

The assets of the Variable Investment Options of the Separate Account will be subject to a daily asset charge. The Contract Fee is a daily Separate Account charge and is for operations, administration and distribution expenses and mortality and expense risk that we assume. The fee will be made pursuant to item (c) of “Net Investment Factor” as defined in Section 2.02. Such fee will be applied after any deductions to provide for taxes. It will be at a rate not to exceed the maximum annual rate stated in the Specification Page. We have the right to charge less on a current basis; the actual fee to apply, for at least the first Contract Year, is also stated in the Specification Page.

We may charge a Variable Investment Option Facilitation Charge in order to make certain funds available as Variable Investment Options under this Contract. This charge, if applicable, is assessed daily based on the net asset value of the Variable Investment Options that we specify. The Variable Investment Option Facilitation Charge is equivalent to an annual rate of as shown in the Specification Page.

SECTION 8.06 PUERTO RICO TAX CHARGE

We deduct on an annual basis from each Variable Account a Puerto Rico tax equal to 0.10% of the Asset Value of the Variable Account as of December 31 of each calendar year. This Puerto Rico tax is payable to the Puerto Rico Treasury Department by Universal Life pursuant to Section 1023.01 of the P.R. Code.

SECTION 8.07 THIRD PARTY TRANSFER CHARGE

We have the right to deduct a charge for any amount withdrawn from this Contract and directly transferred to another investment provider, retirement Plan, account, or contract, as applicable. This charge would apply to direct transfers, direct rollovers and exchanges of this Contract for another contract issued by another company. This charge, if any, will be specified in the Specification Page.

SECTION 8.08 CONTRACT MAINTENANCE CHARGE

A $50 contract maintenance charge (the “Contract Maintenance Charge”) is assessed on each Contract Anniversary and upon full Surrender of the Contract. If, on any Contract Anniversary (and on the date of a full Surrender), the Contract Value is $100,000 or more, Universal Life will waive the Contract Maintenance Charge from that point forward.

SECTION 8.09 CHANGES

In addition to our right to reduce or waive charges as described in this Part VIII, we have the right, upon advance notice to you, to increase the amount of any charge stated in the Specification Page, subject to (a) any maximum amount provided in this Part VIII or the Specification Page and (b) with respect to Withdrawal Charges, the application of any increase only to Contributions made after the date of the change.

PART IX – GENERAL PROVISIONS

SECTION 9.01 CONTRACT

This Contract is the entire Contract as defined in Part I between the parties. It will govern with respect to our rights and obligations.

This Contract may not be changed, nor may any of our rights or rules be waived, except in writing and by our authorized officer.

SECTION 9.02 STATUTORY COMPLIANCE

We have the right to change this Contract without the consent of any other person in order to comply with any laws and regulations that apply. Such right will include, but not be limited to, the right to conform this Contract to reflect requirements of the Code and Treasury regulations or published rulings of the Internal Revenue Service, the Employee Retirement Income Security Act of 1974 and regulations thereunder, and federal securities laws.

Any paid-up annuity, cash surrender value or death benefits available under this Contract are not less than the minimum benefits required by the applicable Interstate Insurance Product Regulation Commission Uniform Standards.

These benefits will be adjusted as follows:

a)	increased by any amounts credited to this Contract by us;

b)	decreased by any indebtedness to us; and

c)	it will be reduced by any prior withdrawals from this Contract.

This Contract is approved under the authority of the Interstate Insurance Product Regulation Commission (“ICC”) and issued under the Commission standards. Any provision of this Contract that on the provision’s effective date is in conflict with ICC standards for this product type is hereby amended to conform to the ICC standards for this product type as of the provision’s effective date.

SECTION 9.03 DEFERMENT

The use of proceeds to provide a payment of a Death Benefit and payment of any portion of the Annuity Account Value (less any Withdrawal Charge that applies) will be made within seven days after the Transaction Date of the request. Payments or proceeds from the Variable Investment Options can be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of a Variable Investment Option’s assets is not reasonably practicable because of an emergency, or (3) when the Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical.

SECTION 9.04 REPORTS AND NOTICES

At least once each year until the Maturity Date, we will send you a report showing on the start and end dates for the current period for:

(a)	the amount of Contributions, withdrawals, and charges to the Annuity Account Value;

(b)	the total number of Accumulation Units in each Separate Account or Variable Investment Option;

(c)	the Accumulation Unit Values;

(d)	the dollar amount in each Separate Account or Variable Investment Option;

(e)	the Cash Value; and

(f)	the amount of the Death Benefit.

The amount described in (d) above reflects your Annuity Account Value. The information provided will be as of a date not more than four months prior to the date of mailing.

In addition to the report described above, we may also send periodic statements to you reflecting transactions on your Contract during that period.

A report or statement as described above or any written notice as described in any other Section will be satisfied by our mailing any such report, statement or notice to your last known address as shown in our records. If you have enrolled in electronic delivery of such reports, statements or notices, our obligation to deliver such reports, statements or notices will be satisfied by sending them to your last provided email address. We will make copies of the reports and statements available to you upon request.

SECTION 9.05 CHANGE IN OWNER

Any changes in Owner designation, unless otherwise specified by the Owner, shall take effect on the date the notice of change is signed by the Owner, subject to any payments made or actions taken by us prior to receipt of this notice. To effect a change of ownership, the Owner must submit a properly completed change of ownership administrative form. There is no restriction on change of Owner other than for purposes of satisfying applicable laws or regulations.

SECTION 9.06 ASSIGNMENTS AND TRANSFERABILITY

You may assign this Contract but we will not be bound by an assignment unless we have received it in writing at our Processing Office. Unless otherwise specified by the Owner, the assignment shall take effect on the date the notice of assignment is signed subject to any payments made or actions taken by us prior to receipt of this notice. Your rights and those of any other person referred to in this Contract will be subject to the assignment. We assume no responsibility for the validity of an assignment or for any rights or obligations between you and the Assignee.

SECTION 9.07 PAYMENTS

All amounts payable by you must be paid by check drawn on a bank that is subject to regulation by the United States or an agency or instrumentality thereof or a State, and payable to us (in United States dollars) or by any other method acceptable to us.

We will pay all amounts hereunder by check (drawn on a United States bank in United States dollars) or, if so agreed by you and us, by wire transfer unless stated otherwise in the Specification Page.

Any requirement for distribution or withdrawal of interest in the Contract shall be fully discharged by payment of the Death Benefit, Annuity Benefit, Annuity Account Value or Cash Value, whichever is applicable, to the Owner or the Beneficiary, as the case may be and mailed to the address as shown in our records by United States mail unless we agree to transmit the funds to another person or in another form in accordance with the terms and conditions of the Contract.

SECTION 9.08 HOW TO COMMUNICATE WITH US

All transaction requests and other notices to us must be in writing in a form satisfactory to us, and delivered by U.S. mail to our Processing Office, except to the extent we agree, by advance written notification to you, to receive such requests or notices in another manner. We may choose to change a previously accepted manner of communication at our discretion. Transaction requests or other communications sent to us will not be effective until received at the Processing Office. Your Contract Number should be included in all correspondence.

SECTION 9.09 INCONTESTABILITY

This Contract will be incontestable from its date of issue.

Appendix A

Other Considerations

Minimum amounts:
Minimum contribution amount (Nonqualified)	$10,000
Minimum contribution amount (Qualified)	$5,000
Minimum withdrawal amount	$300

Transfering your money among investment options

At any time before the date annuity payments are to begin, you can transfer some or all of your Total account value among the investment options, subject to the following:

●	We reserve the right to restrict transfers into and among variable investment options, including limitations on the number, frequency, or dollar amount of transfers.

●	We may charge a transfer charge for any transfers in excess of 12 transfers in a contract year.

Free withdrawal amount

The free withdrawal amount is equal to 10% of your Investment account value on your prior contract date anniversary.

Effect of your account value falling to zero

In general, your contract will terminate without value if your Total account value falls to zero as the result of withdrawals, or the payment of any applicable charges when due,

Withdrawals and/or deductions of charges during or following a period of poor market performance in which your account values decrease, increases the possibility that such a withdrawal or deduction could cause your account values to fall to zero

Appendix B

Withdrawal charge waivers

WITHDRAWAL CHARGE WAIVER FOR COMPANY EMPLOYEES AND CERTAIN OTHERS.

The following contract ownership types may withdraw all or a portion of the Account Value free of withdrawal charges:

●	Contracts held by employees of the Company (or jointly owned by such employee and a joint owner); and

●	Contracts held by employees and registered representatives of unaffiliated broker-dealers that have entered into selling agreements with Universal Financial Services, Inc. (or jointly owned by such employee/registered representative and a joint owner); and

●	Contracts held by employees of business partners of the Company that have been designated by the Company (or jointly owned by such employee and a joint owner).

DISABILITY, TERMINAL ILLNESS, OR CONFINEMENT TO NURSING HOME.

There are specific circumstances (described below) under which the withdrawal charge will not apply. At any time after the first contract date anniversary, you may submit a claim to have the withdrawal charge waived if you meet certain requirements. You are not eligible to make a claim prior to your first contract date anniversary. Also, your claim must be on the specific form we provide for this purpose.

The withdrawal charge does not apply if:

(i)	We receive proof satisfactory to us (including certification by a licensed physician) that an owner (or older joint owner, if applicable) is unable to perform three of the following “activities of daily living”:

—	“Bathing” means washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

Appendix B

Withdrawal charge waivers (cont)

—	“Continence” means the ability to maintain control of bowel and bladder function; or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag).

“Dressing” means putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs

—	Eating” means feeding oneself by food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

—	“Toileting” means getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

—	“Transferring” means moving into or out of a bed, chair or wheelchair.

(ii)	We receive proof satisfactory to us (including certification by a licensed physician) that an owner’s (or older joint owner’s, if applicable) life expectancy is six months or less.

(iii)	An owner (or older joint owner, if applicable) has been confined to a nursing home for more than 90 days as verified by a licensed physician. A nursing home for this purpose means one that is (a) approved by Medicare as a provider of skilled nursing care service, or (b) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands) and meets all of the following:

—	its main function is to provide skilled, intermediate, or custodial nursing care;

—	it provides continuous room and board to three or more persons;

—	it is supervised by a registered nurse or licensed practical nurse;

—	it keeps daily medical records of each patient;

—	it controls and records all medications dispensed; and

—	its primary service is other than to provide housing for residents.

Amounts withdrawn under Nursing Care and Terminal Conditions options are free of surrender charges. Any amounts withdrawn under one option may reduce the amount available free of surrender charges under that option or another option. Any amount requested in excess of that option’s free amount will have the appropriate surrender charges applied, unless the excess amount qualifies as surrender charge – free under another option.

Appendix B

Withdrawal charge waivers (cont)

NURSING CARE AND TERMINAL CONDITION WITHDRAWAL OPTIONS

Definitions applicable to these options:

HOSPITAL – An institution which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) operates primarily for the care and treatment of sick and injured persons on an inpatient basis, (3) provides 24-hour nursing service by or under the supervision of registered graduate professional nurses, 4) is supervised by a staff of one or more licensed physicians and 5) have medical, surgical and diagnostic facilities or access to such facilities.

NURSING FACILITY – A facility which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) provides care prescribed by a physician and performed or supervised by a registered graduate nurse on a 24 hour basis, or provides care designed essentially to help a person with the activities of daily living which does require the continuous attention of trained medical or paramedical personnel, and 3) is not, other than incidentally, a hospital, a home for the aged, a retirement home, a rest home, a community living center or a place mainly for the treatment of alcoholism, mental illness, or drug abuse.

PHYSICIAN – A doctor of Medicine or Doctor of Osteopathy who is licensed as such and operating within the scope of the license.

TERMINAL CONDITION – A condition resulting from an accident or illness which, as determined by a physician, has reduced life expectancy to not more than 12 months, despite appropriate medical care.

If you or your spouse (annuitant or annuitant’s spouse if the owner is not a natural person) has been 1) confined in a hospital or nursing facility for 30 consecutive days or 2) diagnosed as having a terminal condition and the confinement begins or diagnosis is made on or after the Policy Date, you may elect to withdraw all or a portion of the Policy Value free of surrender charges. The minimum partial withdrawal under this option is $1,000. This option is available even during the Policy Years other Partial Withdrawal options were exercised.

For nursing care withdrawal, we must receive each Partial Withdrawal or Surrender request and proof of eligibility with each request no later than 90 days following the date that confinement has ceased, unless it can be shown that it was not reasonably possible to provide the notice and proof within the above time period and that the notice and proof were given as soon as reasonably possible. Additional documentation may be requested by our Home Office. However, in no event, except the absence of legal capacity, shall the notice and proof be provided later than one year following the date that confinement has ceased. Proof of confinement may be a treating physician’s statement or a statement from a hospital or nursing facility administrator. Systematic nursing care withdrawals are not permitted.

For a terminal condition withdrawal, we must receive each Partial Withdrawal or Surrender request and the applicable proof of eligibility no later than one year following diagnosis of the terminal condition. Proof of a terminal condition is required only with the initial Partial Withdrawal request and must be furnished by the treating physician

Appendix C

Guaranteed Annuity Payments

TABLES - GUARANTEED FIXED INCOME OPTIONS *

The amounts shown in these tables are the guaranteed amounts for each $1,000 of the proceeds. Higher current amounts may be available at the time of settlement.

Option 1			Option 2 (a)			Option 2 (b)
Number of Years Payable	Amount of Monthly Installment		Monthly Installment For Life No Period Certain			Monthly Installment For Life 10 Years Certain
		Age **	Male	Female	Unisex	Male	Female	Unisex
		50	$2.97	$2.86	$2.90	$2.96	$2.86	$2.89
		51	3.04	2.92	2.96	3.02	2.91	2.94
		52	3.10	2.98	3.02	3.08	2.97	3.01
		53	3.18	3.05	3.09	3.15	3.03	3.07
5	17.28	54	3.25	3.11	3.15	3.22	3.10	3.14
6	14.51	55	3.33	3.18	3.23	3.30	3.17	3.21
7	12.53	56	3.41	3.26	3.30	3.38	3.24	3.28
8	11.04	57	3.50	3.34	3.39	3.46	3.32	3.36
9	9.89	58	3.60	3.42	3.47	3.55	3.39	3.44
10	8.96	59	3.69	3.51	3.56	3.65	3.48	3.53
11	8.21	60	3.80	3.60	3.66	3.75	3.57	3.62
12	7.58	61	3.91	3.70	3.76	3.85	3.66	3.72
13	7.05	62	4.03	3.81	3.87	3.96	3.76	3.82
14	6.59	63	4.16	3.92	3.99	4.07	3.87	3.93
15	6.2	64	4.30	4.04	4.12	4.20	3.98	4.04
16	5.85	65	4.45	4.16	4.25	4.32	4.09	4.16
17	5.55	66	4.60	4.30	4.39	4.46	4.22	4.29
18	5.27	67	4.77	4.45	4.354	4.60	4.35	4.42
19	5.03	68	4.95	4.60	4.71	4.75	4.49	4.57
20	4.81	69	5.14	4.77	4.88	4.90	4.64	4.71
		70	5.34	4.95	5.07	5.06	4.79	4.87
		71	5.56	5.15	5.27	5.22	4.95	5.03
		72	5.79	5.36	5.49	5.39	5.12	5.20
		73	6.03	5.59	5.72	5.56	5.30	5.38
		74	6.30	5.83	5.97	5.74	5.49	5.57
		75	6.58	6.10	6.24	5.93	5.68	5.76
		76	6.88	6.39	6.53	6.11	5.88	5.95
		77	7.20	6.70	6.85	6.30	6.09	6.15
		78	7.55	7.03	7.19	6.49	6.30	6.36
		79	7.92	7.40	7.55	6.68	6.51	6.56
		80	8.32	7.79	7.95	6.87	6.72	6.77
		81	8.72	8.22	8.38	7.06	6.93	6.97
		82	9.20	8.69	8.84	7.24	7.13	7.16
		83	9.69	9.19	9.34	7.41	7.33	7.36
		84	10.21	9.74	9.88	7.58	7.52	7.54
		85	10.77	10.33	10.46	7.74	7.69	7.71
		86				7.89	7.86	7.87
		87				8.03	8.01	8.01
		88				8.16	8.15	8.15
		89				8.28	8.27	8.27
		90				8.38	8.38	8.38
		91				8.48	8.48	8.48
		92				8.57	8.57	8.57
		93				8.65	8.64	8.65
		94				8.72	8.71	8.71
		95				8.78	8.77	8.77

The guaranteed fixed income options are based on a guaranteed interest rate of [1.5%]

Appendix C

Guaranteed Annuity Payments (cont)

Option (4) Monthly Installment For Joint and Full

Adjusted Age of Male Annuitant*	Adjusted Age of Female Annuitant
	15 Years Less Than Male	12 Years Less Than Male	9 Years Less Than Male	6 Years Less Than Male	3 Years Less Than Male	Same As Male	3 Years More Than Male
50	$2.20	$2.27	$2.34	$2.41	$2.48	$2.55	$2.62
55	2.35	2.44	2.352	2.61	2.71	2.80	2.88
60	2.54	2.64	2.76	2.88	2.99	3.11	3.23
65	2.77	2.94	3.06	3.22	3.38	3.54	3.69
70	3.08	3.26	3.46	3.67	3.89	4.11	4.33
75	3.47	3.72	3.99	4.29	4.60	4.93	5.24
80	4.01	4.35	4.74	5.17	5.62	6.08	6.53
85	4.75	5.25	5.81	6.44	7.09	7.75	8.36

FIXED ANNUITY PAYMENT OPTIONS

Fixed Income Option 1 - Income for a Specified Period

We will make level payments only for the specific period you choose. The specified period may not exceed your life expectancy. No funds will remain at the end of the specified period.

Fixed Income Option 2 - Life Income

You may choose between:

(a)	No Period Certain - We will make level payments only during the annuitant’s life time.

(b)	10 Years Certain - We will make level payments for the longer of the annuitant’s lifetime or ten years.

Fixed income options 2(a) is not available for annuitant adjusted age(s) greater than 85.

Fixed Income Option 3 - Income of a Specified Amount We will make payments for any specified amount you choose until the amount applied to this option, with interest, is exhausted. The duration of the payments may not exceed the annuitant’s life expectancy. This will be a series of level payments followed by a small final payment.

Fixed Income Option 4 - Joint and Survivor Annuity No Period Certain - We will make payments during the joint lifetime of the annuitant and a joint annuitant of your choosing. We will make payments as long as either person is living. Income option 4 is not available for annuitant adjusted age(s) greater than 85.

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